SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
[_] Form 10-K    [_] Form 11-K    [_] Form 20-F   [X] Form 10-Q  [_] Form N-SAR

          For Period Ended: DECEMBER 31, 2002

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
          For the Transition Period Ended:______________________________________
     Read attached instruction sheet before preparing form. Please print or type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                   Kevin Kyzer
                          4421 Stuart Andrew Blvd., Ste 102
                           Charlotte, North Carolina 28217
                                 (704) 341-0698
           (Name, Address and Telephone Number of Persons authorized
                     to receive notices and communications)

                                     PART I
                             REGISTRANT INFORMATION
Full name of registrant
TECHNOLOGY CONNECTIONS, INC.
--------------------------------------------------------------------------------
Former name if applicable

--------------------------------------------------------------------------------
Address of principal executive office (Street and number)
4421 Stuart Andrew Blvd., Ste 102
--------------------------------------------------------------------------------
City, state and zip code
Charlotte, North Carolina 28217
--------------------------------------------------------------------------------
                                    PART II
                             RULE 12b-25(b) AND (c)
     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
[X]  |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will
     |         be filed  on or  before  the  15th  calendar  day  following  the
     |         prescribed  due  date;  or  the  subject   quarterly   report  or
     |         transition  report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth  calendar day following the prescribed due
     |         date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE
     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The form 10-QSB could not be filed within the prescribed time because the Registrant requires additional time in order to finalize quarterly financial information, complete consolidation of financial statements and complete management's discussion and analysis.

                                    PART IV
                               OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

              Kevin Kyzer                           (704) 341-0698
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [_] Yes  [X] No
     FORM 10KSB for 2002

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          TECHNOLOGY CONNECTIONS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 15, 2003               By /s/ Kevin Kyzer
    -------------------            ---------------------------------------------
                                   Kevin Kyzer
                                   Chief Executive Officer and Director